Exhibit 99.1

September 4, 2025 11:30 AM

ALT5 Sigma Corporation Announces $WLFI Holdings Rise to Approximately 7.28 Billion Tokens

● $WLFI treasury strategy now valued at approximately $1.3B

● $WLFI token currently available for trading on certain established crypto exchanges

ALT5 Sigma Corporation (the “Company,” “our” or “ALT5”) (NASDAQ: ALTS) (FRA:5AR1), a fintech specializing in turnkey, crypto-related solutions for institutions and merchants, today announced an update to its $WLFI holdings. As of this release, ALT5 holds approximately 7.28 billion $WLFI tokens.

In addition, the Company is highlighting that the $WLFI token – the foundational digital asset underpinning its digital asset treasury strategy – is currently available for trading on certain established crypto exchanges, making the token accessible to public market crypto investors. Within 24 hours of its September 1st, 2025 launch, $WLFI recorded $4.7 billion in spot trading volume, placing $WLFI among the top 10 most-traded assets on its opening day by volume.

Intrinsic Value of the $WLFI Treasury Strategy

As of today, ALT5 holds 7,283,585,650 $WLFI tokens. Based on a $WLFI market price of $0.181 per token, the market value of the Company’s digital asset treasury is approximately $1.31 billion. With 124,946,728 shares of common stock and pre-funded warrants to purchase up to 99 million shares of common stock outstanding, ALT5’s treasury assets now represent approximately 32.52 $WLFI tokens per share, assuming the exercise of the pre-funded warrants. At current prices, this represents an implied treasury value of $5.85 per share, assuming the exercise of the pre-funded warrants. The token per share and treasury value per share calculations do not include (i) the shares of common stock underlying warrants to purchase up to 30,591,935 shares of common stock at an average weighted exercise price of $7.55 per share of common stock and (ii) the shares of common stock issuable upon conversion of our preferred stock (iii) the shares of common stock issuable upon conversion of any convertible debt, and (iv) our outstanding restricted stock units.

ALTS Treasury Value
$WLFI Tokens Held	7,283,585,650
$WLFI Token Price[2]	$0.18
ALTS Digital Asset Treasury Value	$1,311,045,417
ALTS Common Shares Outstanding	124,946,728
Prefunded Warrants (PFWs)	99,000,000
Total Shares + PFWs	223,946,728
Tokens per Share	32.524
Treasury Value Per share	$5.85

About ALT5 Sigma Corporation

ALT5 Sigma Corporation (NASDAQ:ALTS) (FRA:5AR1) is a fintech, providing next generation blockchain-powered technologies for tokenization, trading, clearing settlement, payment, and safe keeping of digital assets. ALT5 has been a constituent of the Russell Microcap Index since June 28, 2024.

Founded in 2018, ALT5 Sigma, Inc. (a wholly owned subsidiary of ALT5 Sigma Corporation) enables the migration to a new global financial paradigm through its suite of blockchain infrastructure technologies. ALT5 Sigma, Inc., through its subsidiaries, offers two main platforms: “ALT5 Pay” and “ALT5 Prime.” The Company has processed over $5 billion USD in cryptocurrency transactions since inception.

ALT5 Pay is an award-winning cryptocurrency payment gateway that enables registered and approved global merchants to accept and make cryptocurrency payments or to integrate the ALT5 Pay payment platform into their application or operations using the plugin with WooCommerce and or ALT5 Pay’s checkout widgets and APIs. Merchants have the option to convert to fiat currency(s) automatically or to receive their payment in digital assets.

ALT5 Prime is an electronic over-the-counter trading platform that enables registered and approved customers to buy and sell digital assets. Customers can purchase digital assets with fiat and, equally, can sell digital assets and receive fiat. ALT5 Prime is available through a browser-based access mobile phone application named “ALT5 Pro” that can be downloaded from the Apple App Store, from Google Play, through ALT5 Prime’s FIX API, as well as through Broadridge Financial Solutions’ NYFIX gateway for approved customers.

The Company is also advancing the separation of its biotech business, which will continue under “Alyea Therapeutics Corporation.” Through its biotech activities, the Company is focused on bringing to market drugs with non-addictive pain-relieving properties to treat conditions that cause chronic or severe pain. Our patented product, a novel formulation of low-dose naltrexone (JAN123), is being initially developed for the treatment of Complex Regional Pain Syndrome (CRPS), an indication that causes severe, chronic pain generally affecting the arms or legs. The FDA has granted Jan123 Orphan Drug Designation for treatment of CRPS.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to ALT5’s accelerated growth in digital asset treasury operations, the value of ALT5’s $WLFI holdings, the positioning of the Company in the digital asset treasury sector, the availability of $WLFI for trading on crypto exchanges, the profitability and prospective growth of ALT5’s platforms and business that may include, but are not limited to, international currency risks, third-party or customer credit risks, liability claims stemming from ALT5’s services, and technology challenges for future growth or expansion, and statements regarding the Company’s potential separation plans of its biotech business. This press release also contains general statements relating to risks that the Company’s potential separation plans of its biotech business and the potential for JAN123 to treat CRPS, and other statements, including words such as “continue”, “expect”, “intend”, “will”, “hope”, “should”, “would”, “may”, “potential”, and other similar expressions. Such statements reflect the Company’s current view with respect to future events, are subject to risks and uncertainties, and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company, are inherently subject to significant business, economic, competitive, political, and social uncertainties, and contingencies. This press release also contains statements that are forward-looking in respect of the expected future partial or full disposition of the Company’s interests in Alyea without specificity of the scope or methods thereof.

Many factors could cause the Company’s actual results, performance, or achievements to be materially different from any future results, performance or achievements described in this press release. Such factors could include, among others, changes in the value of $WLFI tokens and other risks detailed in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should the assumptions set out in the section entitled “Risk Factors” in the Company’s filings with the SEC underlying those forward-looking statements prove incorrect, actual results may vary materially from those described herein. These forward-looking statements are made as of the date of this press release and the Company does not intend, and does not assume any obligation, to update these forward-looking statements, except as required by law. The Company cannot assure that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Individuals are cautioned that forward-looking statements are not guarantees of future performance and accordingly investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein.

1.	Based on $WLFI token prices as of 9:30AM ET, September 4th, 2025 per CoinMarketCap.com

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